SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               EMCORE CORPORATION
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)   Proposed maximum aggregate value of transaction:

         (5)   Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                               EMCORE CORPORATION
                                145 Belmont Drive
                           Somerset, New Jersey 08873

              -----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 28, 2002
              -----------------------------------------------------


To the Shareholders of
EMCORE Corporation:

     NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Shareholders (the "Annual Meeting") of EMCORE Corporation (the "Company"), will be held at 10:00 A.M. local time, on Thursday, February 28, 2002, at the Marriott Hotel, 110 Davidson Avenue, Somerset, New Jersey 08873, for the following purposes:

     (1)  To elect three members to the Company's Board of Directors;

     (2) To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending September 30, 2002; and

     (3) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on January 16, 2002 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                   By Order of the Board of Directors,

                                   /s/ Howard W. Brodie

                                   HOWARD W. BRODIE
                                   SECRETARY


Somerset, New Jersey
January 28, 2002

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                               EMCORE CORPORATION
                                145 Belmont Drive
                           Somerset, New Jersey 08873

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           THURSDAY, FEBRUARY 28, 2002

     This Proxy Statement is being furnished to shareholders of record of EMCORE Corporation ("EMCORE", "Company", "we" or "us") as of January 16, 2001, in connection with the solicitation on behalf of the Board of Directors of EMCORE of proxies for use at the Annual Meeting of Shareholders to be held on Thursday, February 28, 2002 at 10 o'clock a.m. (E.S.T.), at the Marriott Hotel, 110 Davidson Avenue, Somerset, New Jersey 08873, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate date that this Proxy Statement and the enclosed proxy are first being sent to shareholders is January 28, 2002. Shareholders should review the information provided herein in conjunction with the Company's 2001 Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 145 Belmont Drive, Somerset, New Jersey 08873, and its telephone number is (732) 271-9090.

                          INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The
Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                             PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

     (1)  To elect three members to the Company's Board of Directors;

     (2) To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending September 30, 2002; and

     (3) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (1) FOR the election of the three nominees for director named below, (2) FOR ratification of the independent auditors named above, and (3) by the proxies in their discretion upon any other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder's shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     As of the close of business on January 16, 2002 (the "Record Date"), the Company had 36,584,637 shares of no par value common stock ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of the majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives and guests of the Company.

     If the enclosed proxy is signed and returned, it may nevertheless be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

     Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted in favor of the nominees for election as directors named below and for the other proposals herein.

     The vote required for approval of each of the proposals before the shareholders at the Annual Meeting is specified in the description of such proposal below. For the purpose of determining whether a proposal has received the required vote, abstentions and broker non-votes will be included in the vote total, with the result that an abstention or broker non-vote, as the case may be will have the same effect as if no instructions were indicated.

PROPOSAL I:   ELECTION OF DIRECTORS

     Pursuant to EMCORE's Restated Certificate of Incorporation, the Board of Directors of EMCORE is divided into three classes as set forth in the following table. Each Class consists of three directors. The directors in each class hold office for staggered terms of three years. The three Class A directors, Messrs. Thomas J. Russell, Reuben F. Richards, Jr. and John J. Hogan, Jr., whose present terms expire in 2002, are being proposed for new three year terms (expiring in 2005) at this Annual Meeting.

     The shares represented by proxies returned executed will be voted, unless otherwise specified, in favor of the three nominees for the Board of Directors named below. If, as a result of circumstances not known or unforeseen, any of such nominees shall be unavailable to serve as director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. Each nominee for director will be elected by a plurality of votes cast at the Annual Meeting of Shareholders. Proxies will be voted FOR the election of the three nominees unless instructions to "withhold" votes are set forth on the proxy card. Withholding votes will not influence voting results. Abstentions may not be specified as to the election of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE THREE NOMINEES FOR THE BOARD OF DIRECTORS NAMED BELOW.

     The following tables set forth certain information regarding the members of and nominees for the Board of Directors:



                                                        Class and
                                                         Year in
        Name and Other                                  Which Term                Principal               Served as
          Information                   Age            Will Expire               Occupation            Director Since
- --------------------------------     ----------     -------------------    ------------------------    ----------------
                                  NOMINEES FOR ELECTION AT THE 2002 ANNUAL MEETING

Thomas J. Russell(1)(2)                 69               Class A           Chairman of the Board,           1995
                                                           2002            EMCORE Corporation

Reuben F. Richards, Jr.(1)              46               Class A           President and Chief              1995
                                                           2002            Executive Officer,
                                                                           EMCORE Corporation

John J. Hogan, Jr. (3)                  51               Class A           President of private             1999
                                                           2002            investment management
                                                                           company


                                           DIRECTORS WHOSE TERMS CONTINUE

Richard A. Stall(1)                     45               Class B           Vice President -                 1996
                                                           2004            Technology, EMCORE
                                                                           Corporation


Robert Louis-Dreyfus                    54               Class B           Chairman of the Board            1997
                                                           2004            of Directors and Chief
                                                                           Executive Officer of
                                                                           adidas-Salomon AG


Charles Scott (2)(3)                    52               Class B           Chairman, Cordiant               1998
                                                           2004            Communications Group
                                                                           plc


Hugh H. Fenwick(2)(3)                   64               Class C           Mayor of Bernardsville           1990-1995 &
                                                           2003            New Jersey, and                  1997
                                                                           formerly Executive
                                                                           Director of the
                                                                           Alliance for
                                                                           Technology Management
                                                                           at the Stevens
                                                                           Institute

Thomas G. Werthan                       45               Class C           Chief Financial                  1992
                                                           2003            Officer, EMCORE
                                                                           Corporation

Shigeo Takayama                         85               Class C           Chairman, President &            1997
                                                           2003            Founder of Hakuto Co.,
                                                                           Ltd.

- ------------------------
(1)  Member of Nominating Committee
(2)  Member of Compensation Committee
(3)  Member of Audit Committee

                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information with respect to each of the nominees for the office of director and other directors and executive officers of EMCORE.

     THOMAS J. RUSSELL, PH.D. Dr. Russell has been a director of the Company since May 1995 and was elected Chairman of the Board on December 6, 1996. Dr. Russell founded Bio/Dynamics, Inc. in 1961 and managed the company until its acquisition by IMS International in 1973, following which he served as President of that company's Life Sciences Division. From 1984 until 1988, he served as Director, then as Chairman of IMS International until its acquisition by Dun & Bradstreet in 1988. From 1988 to 1992, he served as Chairman of Applied Biosciences, Inc. Since 1992, he has been an investor and director of several companies. Dr. Russell currently serves as a director of LD COM Networks.

     REUBEN F. RICHARDS, JR. Mr. Richards joined the Company in October 1995 as its President and Chief Operating Officer and became Chief Executive Officer in December 1996. Mr. Richards has been a director of the Company since May 1995. From September 1994 to December 1996, Mr. Richards was a Senior Managing Director of Jesup & Lamont Capital Markets Inc. ("Jesup & Lamont" (an affiliate of a registered broker-dealer)). From December 1994 to 1997, he was a member and President of Jesup & Lamont Merchant Partners, L.L.C. From 1992 through 1994, Mr. Richards was a principal with Hauser, Richards & Co., a firm engaged in corporate restructuring and management turnarounds. From 1986 until 1992, Mr. Richards was a Director at Prudential-Bache Capital Funding in its Investment Banking Division. Mr. Richards also serves on the board of one of the Company's joint ventures, GELcore LLC.

     THOMAS G. WERTHAN Mr. Werthan joined the Company in 1992 as its Chief Financial Officer and a director. Mr. Werthan is a Certified Public Accountant and has over eighteen years experience in assisting high technology, venture capital financed growth companies. Prior to joining the Company in 1992, he was associated with The Russell Group, a venture capital partnership, as Chief Financial Officer for several portfolio companies. The Russell Group was affiliated with Thomas J. Russell, Chairman of the Board of Directors of the Company. From 1985 to 1989, Mr. Werthan served as Chief Operating Officer and Chief Financial Officer for Audio Visual Labs, Inc., a manufacturer of multimedia and computer graphics equipment.

     RICHARD A.  STALL,  PH.D.  Dr.  Stall  became a director  of the Company in
December 1996. Dr. Stall helped found the Company in 1984 and has been Vice President--Technology at the Company since October 1984, except for a sabbatical year in 1993 during which Dr. Stall acted as a consultant to the Company and his position was left unfilled. Prior to 1984, Dr. Stall was a member of the technical staff of AT&T Bell Laboratories and was responsible for the development of MBE technologies. He has co-authored more than 75 papers and holds four patents on MBE and MOCVD technology and the characterization of compound semiconductor materials.

     ROBERT LOUIS-DREYFUS Mr. Louis-Dreyfus has been a director of the Company since March 1997. Mr. Louis-Dreyfus has been the President and CEO of Louis Dreyfus Communications since May 2000. From 1993 through 2001, he was Chairman of the Board of Directors and Chief Executive Officer of adidas-Salomon AG. Prior to that time, he had been from 1990 until 1993 the Chief Executive Officer of Saatchi & Saatchi plc (now Cordiant plc) and a director of Saatchi & Saatchi plc from January 1990 until December 1994. Since 1992, he has been an investor and a director of several other companies, including director of Heidrick & Struggles since September 1999, advisory board member of The Parthenon Group since October 1998 and President of Salomon S.A. since August 1998. From 1982 until 1988, he served as Chief Operating Officer (1982 to 1983) and then as Chief Executive Officer (from 1984 to 1988) of IMS International until its acquisition by Dun & Bradstreet in 1988.

     HUGH H. FENWICK Mr. Fenwick served as a director of the Company from 1990 until 1995, and was again elected to serve on the Company's Board of Directors in June 1997. Since 1992, Mr. Fenwick has been a private investor, and he currently holds the office of Mayor of Bernardsville, New

Jersey, to which he was elected in 1994. From 1990 until 1992, Mr. Fenwick was the Executive Director of the Alliance for Technology Management at the Stevens Institute in Hoboken, New Jersey. Prior to that time, Mr. Fenwick worked as a marketing executive with Lockheed Electronics and with Alenia (formerly Selenia), an Italian subsidiary of Raytheon.

     SHIGEO TAKAYAMA Mr. Takayama became a director of the Company in July 1997. Mr. Takayama is the Chairman of Hakuto Co., Ltd. ("Hakuto"), which he founded in the 1950's and which is the Company's distributor in Japan, China and Singapore. Mr. Takayama is a Director Emeritus of Semiconductor Equipment & Material International (SEMI), Chairman of the Japan Electronics Products Importers Association (JEPIA), and Director of the Japan Machinery Importers' Association
(JMIA).

     CHARLES SCOTT Mr. Scott has served as a director of the Company since February 1998. Mr. Scott is presently Chairman of Cordiant Communications Group plc, the successor corporation of the Saatchi & Saatchi Advertising Group. He joined Saatchi & Saatchi Company in 1990 and served as Chief Financial Officer until 1992 when he was appointed Chief Operating Officer. In 1993, be became Chief Executive Officer and held that position until 1995 when he assumed the title of Chairman.

     JOHN J. HOGAN, JR. Mr. Hogan has served on the Company's Board of Directors since February 1999. Mr. Hogan has been President of a private investment management company since October 1997. Prior to that time, he had been with the law firm of Dewey Ballantine since 1969. He also serves as a director of several other corporations and is a former executive officer and/or director of various subsidiaries of S.A. Louis Dreyfus et Cie.

EXECUTIVE OFFICERS:

     HOWARD W. BRODIE, ESQ. 34, joined the Company in August 1999 and serves as Vice President, General Counsel and Secretary of the Company. From September 1995 to August 1999, Mr. Brodie was an Associate at the law firm of White & Case LLP, a New York law firm that has served as outside counsel to the Company since 1997. While at White & Case LLP, Mr. Brodie practiced securities law and mergers and acquisitions. Mr. Brodie has worked on EMCORE matters since 1998, helping to negotiate and structure several EMCORE joint ventures, including the joint venture with General Electric Lighting, as well as assisting in the Company's June 1999 and March 2000 public offerings. From August 1994 to August 1995, Mr. Brodie served as a judicial law clerk to Chief Judge Gilbert S. Merritt on the Sixth Circuit Court of Appeals. Mr. Brodie received his J.D. degree from Yale Law School.

     ROBERT P. BRYAN, PH.D., 35, joined the Company as a result of the Company's acquisition of MicroOptical Devices, Inc. ("MODE") on December 5, 1997 and now serves as a Vice President of the Company. Prior to co-founding MODE in 1995, he was a co-founder of Vixel Corporation in 1992, a Bloomfield, Colorado company which, at the time, was the first commercial company to develop and manufacture VCSEL devices for data links. He was the specific oversight executive for optoelectronic product development, including all engineering management to include all components and products. From 1990 to 1992, he was a senior member of the technical staff at Sandia National Laboratories where his research focused on the areas of VCSEL design, fabrication and characterization.

     CRAIG W. FARLEY, PH.D., 42, joined the Company in June 1998 and currently serves as Vice President-Corporate Operations and Planning. Dr. Farley has experience in all phases of compound semiconductor device design and manufacturing. Prior to joining EMCORE, he spent 11 years at Rockwell International Corporation ("Rockwell") where he served as a member of the technical staff at Rockwell's Science Center from 1987 to 1994 and as Manager of Advanced Device Technology for Rockwell's Gallium Arsenide Manufacturing facility from 1994 to 1998.

     EARL FULLER, 51, joined the Company in October 2001 as Vice President of Emcore PhotoVoltaics. Prior to coming to Emcore, Mr. Fuller spent nine years as President of Novus Technologies. In addition, from December 1999 through October 2001, Mr. Fuller served a president of

PicoDyne, a semiconductor start-up that used technology licensed from the University of New Mexico for various customers, including NASA.

     HONG Q. HOU, PH.D., 37, joined the Company in March 1998 and serves as a Vice President and Chief Technology Officer of EMCORE Optical Devices. Dr. Hou helped found EMCORE PhotoVoltaics in 1998 as EMCORE PhotoVoltaics' Chief Technology Officer. Prior to joining the Company, Dr. Hou was a Principal Member of Technical Staff at Sandia National Laboratories from 1995 to 1998, and a Member of Technical Staff at AT&T Bell Laboratories from 1993 to 1995. Dr. Hou has many seminal technical contributions to the fundamentals and manufacturability of high-efficiency solar cells, VCSELs, pHEMTs, and other optoelectronic and electronic devices, as well as MOCVD technology. Dr. Hou has published more than 250 papers and holds a number of patents, issued and pending.

     LARRY W. KAPITAN, 45, joined the Company in 2001 as Vice President/Manufacturing and Operations. Starting in January 1997, Mr. Kapitan worked at RF Micro Devices in various capacities, the last being Director of Operations.

     TOM MIEHE, 42, joined the Company in 1997 as Marketing Manager for the E(2)M Division prior to becoming Director of Marketing and Sales at corporate headquarters in Somerset. In March of 1999, Mr. Miehe assumed the post of Corporate Vice President, Sales and Marketing. Prior to joining the Company, Mr. Miehe worked at Sumitomo Electric. He held various positions at Sumitomo, the last being Senior Manager Sales & Marketing for compound semiconductor products.

     PAUL ROTELLA, 46, joined the Company in 1996 as Director of Manufacturing and has served since October 1997 as Vice President of EMCORE TurboDisc Tools for which he has overall business unit responsibility. Prior to 1996, Mr. Rotella served for three years as worldwide Manufacturing Operations Manager for Datacolor International, a manufacturer of color measurement and control instrumentation. Prior to working at Datacolor International, Mr. Rotella spent 18 years with AlliedSignal Inc., where he was responsible for Manufacturing and Manufacturing Engineering for various Space, Flight, Missile and Test systems.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of January 15, 2002 certain information regarding the beneficial ownership of voting Common Stock by (i) each person or "group" (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) known by the Company to be the beneficial owner of more than 5% of the voting Common Stock, (ii) each named executive officer of the Company, (iii) each director and nominee and (iv) all directors and executive officers as a group (17 persons). Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has the sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to common property laws, where applicable. Unless otherwise indicated, the address of each of the beneficial owners is c/o the Company, 145 Belmont Drive, Somerset, New Jersey 08873.

                                                                                 Shares              Percent of
                                                                              Beneficially          Common Stock
Name                                                                             Owned
- -------------------------------------------------------------------------- -------------------     ---------------

Thomas J. Russell(1)                                                          5,471,048                  14.8%
Reuben F. Richards, Jr.(2)                                                    1,178,795                   3.2%
Thomas G. Werthan(3)                                                            282,748                   *
Richard A. Stall(4)                                                             399,697                   1.1%
Robert Louis-Dreyfus(5)                                                       3,301,916                   9.0%
Hugh H. Fenwick                                                                  16,507                   *
Shigeo Takayama(6)                                                            1,551,908                   4.2%
Charles Scott(7)                                                                 15,610                   *
John J. Hogan, Jr.                                                                8,761                   *
Robert Bryan(8)                                                                 462,909                   1.3%
Hong Hou(9)                                                                     185,464                   *

All directors and executive officers as a group (17 persons) (10)            13,120,348                  34.3%

Capital Guardian Trust Co. (11)                                               4,095,000                  11.2%
Gallium Enterprises, Inc.(12)                                                 3,301,916                   9.0%
Capital International, Inc.(13)                                               2,971,900                   8.1%
Franklin Advisors, Inc.(14)                                                   2,458,800                   6.7%
The AER 1997 Trust(15)                                                        2,280,035                   6.2%
Hakuto Co., Ltd.(16)                                                          1,551,908                   4.2%


- -----------------------
*    Less than 1.0%
     Includes shares and underlying warrants and options exercisable within 60 days of January 15, 2001.
1) Includes 2,280,035 shares are held by The AER 1997 Trust and warrants to purchase 455,494 shares.
2)   Includes options to purchase 258,824 shares.
3)   Includes options to purchase 242,495 shares.
4)   Includes options to purchase 249,768 shares.
5)   All 3,301,916 shares held by Gallium Enterprises Inc.
6) All 1,551,908 shares owned by Hakuto Co. Ltd.; Hakuto & Co. Ltd. is controlled by Shigeo Takayama, although Mr. Takayama disclaims beneficial ownership of such shares.
7)   Includes 3,610 shares owned by Kircal, Ltd.
8)   Includes options to purchase 37,500 shares.
9)   Includes options to purchase 167,925 shares.
10)  Includes warrants and options to purchase a total of 1,645,093 shares.
11) The address of Capital Guardian Trust Co. is 222 South Hope Street, 56th Floor, Los Angeles, CA 90071.
12) Gallium Enterprises, Inc. is controlled by Robert Louis-Dreyfus, a member of the Board of Directors of the Company. The address of Gallium Enterprises, Inc. is 152 West 57th Street, 21st Floor, NYC, NY 10019.
13) The address of Capital International, Inc. is 11100 Santa Monica Blvd., Los Angeles, CA 90071.
14) The address of Franklin Advisors, Inc. is 1 Franklin Parkway, San Mateo, CA 94403.
15) Avery E. Russell, the daughter of Thomas J. Russell, Chairman of the Board of Directors of the Company, is he primary beneficiary of the AER 1997 Trust. The address of the trust is 117 Leabrook Lane, Princeton, NJ 08541.
16)  The address of Hakuto Co., Ltd. is CPO Box 25, Tokyo 11-8691, Japan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The President of Hakuto, the Company's Asian distributor, is a member of the Company's Board of Directors and Hakuto is a minority shareholder of the Company. During the year ended September 30, 2001, sales made through Hakuto approximated $14.5 million.

     In August 2001, the Company made a $5.0 million aggregate principal amount bridge loan (the "Bridge Loan") to Uniroyal Technologies Corporation ("UTCI"), the proceeds of which were to be used by UTCI for working capital and other corporate purposes. The Bridge Loan had an interest rate equal to the prime rate and had a maturity date of the earlier of the second anniversary of the date of the Bridge Loan and the closing of the sale of the adhesives and sealants business of Uniroyal Engineered Products L.L.C., a subsidiary of UTCI. The Bridge Loan was guaranteed by Uniroyal Optoelectronics, LLC ("UOE") and several other subsidiaries of UTCI, and it was fully secured by a lien on, among other things, UOE's cash, accounts receivable and a portion of UOE's equipment. The Bridge Loan was also convertible under certain circumstances into UTCI common stock at the Company's option. In November 2001, UTCI repaid the loan and accrued interest in cash. Emcore owns approximately 2.0 million shares of UTCI (approximately 7.1% of the total outstanding as reported in UTCI's most recent annual report) and Dr. Russell, Chairman of the Company's Board of Directors, owns approximately 3.6 million shares of UTCI (approximately 12.8% of the total outstanding).

     From time to time, the Company has lent money to certain of its executive officers and directors. Pursuant to due authorization of the Company's Board of Directors, the Company lent $85,000 to Thomas G. Werthan, Chief Financial Officer and a director of the Company. The promissory note executed by Mr.
Werthan does not bear interest and provides for forgiveness of the loan via bonuses payable to Mr. Werthan over a period of up to 25 years. The balance outstanding on the loan is currently $82,000, and no larger amount has been outstanding since the beginning of Fiscal Year 2001. Similarly, pursuant to due authorization of the Company's Board of Directors, the Company lent funds to Reuben F. Richards, Jr., Chief Executive Officer and a director of the Company. One promissory note executed by Mr. Richards did not bear interest and was repaid by Mr. Richards in December 2001 through payment of a bonus by the Company, in accordance with the terms of the note. The balance outstanding on that loan did not exceed $215,000 since the beginning of Fiscal Year 2001. Mr. Richards has signed an additional note in the principal amount of $3,000,000 due February 22, 2004 which bears interest at 5.18% per annum and which is secured by a pledge of shares of the Company's common stock. Finally, pursuant to due authorization of the Company's Board of Directors, the Company lent $100,000 to Craig W. Farley. The note bears interest at 5.5% per annum and matures on March 1, 2002. On September 30, 2001, the balance outstanding on such loan was $100,000.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on the Company's review of copies of all disclosure reports filed by Directors and executive officers of the Company pursuant to Section 16(a) of the Exchange Act, as amended, the Company believes that there was compliance with all filing requirements of Section 16(a) applicable to Directors and executive officers of the Company during the fiscal year, except for a Form 3 by Dr. Hou and one Form 4 by Mr. Werthan.

                            COMPENSATION OF DIRECTORS

     The Board of Directors held four meetings during fiscal year 2001 and took certain actions by telephonic meeting and unanimous written consent. Pursuant to its Directors' Stock Award Plan, the Company pays non-employee directors a fee in the amount of $3,000 per Board meeting attended and $500 for each committee meeting attended ($600 for the Chairman of the committee), including in each case reimbursement of reasonable out-of-pocket expenses incurred in connection with such Board or committee meeting. Payment of all fees will be made in common stock of the Company at the average of the last reported bid and ask prices as of the close of trading the previous day on the Nasdaq National Market. No director who is an employee of the Company will receive compensation for services rendered as a director. From time to time, Board members are invited to attend meetings of Board committees of which they are not members; in such cases, such Board members receive a committee meeting fee of $500. During fiscal year 2001, all directors of the Company, except for Messrs. Louis-Dreyfus and Takayama, attended at least 75% of the aggregate meetings of the Board and committees on which they served. Mr. Louis-Dreyfus attended one of the four meetings and Mr. Takayama attended no Board meetings in fiscal year 2001.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee currently consists of Messrs. Russell, Scott and Fenwick. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of the Company, reviews general policy matters relating to compensation and benefits of executive officers and employees of the Company and administers the issuance of stock options and stock appreciation rights and awards of restricted stock to the Company's officers and key salaried employees. No member of the Compensation Committee is now or ever was an officer or an employee of the Company. No executive officer of the Company serves as a member of the Compensation Committee of the Board of Directors of any entity one or more of whose executive officers serves as a member of the Company's Board of Directors or Compensation Committee. The Compensation Committee meets once annually



                              NOMINATING COMMITTEE

     The Company's Nominating Committee currently consists of Messrs. Russell, Richards and Stall. The Nominating Committee recommends new members to the Company's Board of Director's. The Nominating Committee meets once annually.



                                 AUDIT COMMITTEE

     The Company's Audit Committee currently consists of Messrs. Fenwick, Scott and Hogan. The Audit Committee recommends the engagement of the Company's independent accountants, approves the auditing services performed, and reviews and evaluates the Company's accounting policies and systems of internal controls. Each member of the Audit Committee is independent within the meaning of NASD Rule 4200(a)(15). The Audit Committee meets four times per year. The Audit Committee's responsibilities are set forth in a written charter, a copy of which is annexed hereto as Appendix 1.

     The Audit Committee has reviewed and discussed the Company's audited financial statements for Fiscal Year 2001 with management of the Company. The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and letter from the Company's independent accountants required by independence Standards Board Standard No. 1, and has discussed with such accountants the independence of such accountants. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for Fiscal Year 2001 be included in the Company's Annual Report on Form 10-K for Fiscal Year 2001.

     Audit Fees

     The aggregate fees billed by the Company's independent accountants for professional services rendered in connection with the audit of the Company's financial statements included in the Company's Annual Report on Form 10-K for Fiscal Year 2001, as well as for the review of the Company's financial statements included in the Company's Quarterly Reports on Form 10-Q during Fiscal Year 2001 totaled $163,000 (excluding expenses reimbursed by the Company).

     Financial Information Systems Design and Implementation Fees

     No fees other than those described above under the caption "Audit Fees" and those described below under the caption "All Other Fees" were billed to the Company by the Company's independent accountants for professional services in Fiscal Year 2001.

     All Other Fees

     The only fees billed to the Company by its principal accountant during Fiscal Year 2001 other than those described above related to services provided with regard to the Company's convertible debt resale pursuant to a registration statement on Form S-3 and various miscellaneous matters, and such fees totaled $140,035 (excluding expenses reimbursed by the Company. The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company's principal accountant.

                                             Audit Committee:

                                                      Hugh H. Fenwick
                                                      Charles Scott
                                                      John J. Hogan, Jr.

      LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITY AND INDEMNIFICATION
                                    MATTERS

     The Company's Restated Certificate of Incorporation and By-Laws include provisions (i) to reduce the personal liability of the Company's directors for monetary damage resulting from breaches of their fiduciary duty and (ii) to permit the Company to indemnify its directors and officers to the fullest extent permitted by New Jersey law. The Company has obtained directors' and officers' liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any pending or threatened litigation that might result in claims for indemnification by any director or executive officer.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ended September 30, 2001, 2000 and 1999 of those persons who during such fiscal year (i) served as the Company's chief executive officer and (ii) were the four most highly-compensated officers (other than the chief executive officer) (collectively, the "Named Executive Officers"):


                                                      Annual Compensation
                                        ------------------------------------------------
                                                                                              Long-term
                                                                                            Compensation
                                                                              Other          Securities
        Name and             Fiscal                           (1)             Annual         Underlying         All Other
   Principal Position         Year         Salary            Bonus         Compensation        Options        Compensation
- -------------------------    --------   -------------     -------------    -------------    --------------    --------------

Reuben F. Richards, Jr.       2001       $298,750           $215,000               --              --                  --
   President and              2000       $250,000           $162,500               --          25,000                  --
   Chief Executive            1999       $250,000           $ 75,000               --          50,000                  --
   Officer

Richard A. Stall              2001       $182,500           $340,000               --              --                  --
   Vice President -           2000       $175,000           $278,500               --          75,000                  --
   Chief Technology           1999       $168,750           $150,000               --              --                  --
    Officer

Hong Q. Hou                   2001       $171,250           $306,000               --              --
   Vice President             2000       $157,500            $75,000               --          40,000                  --
                              1999       $150,000            $70,000               --              --                  --

Robert Bryan                  2001       $166,250            $88,000               --              --                  --
   Vice President             2000       $136,250            $25,000               --          25,000                  --
                              1999       $125,000            $50,000               --              --                  --

Thomas G. Werthan             2001       $171,250            $80,000               --              --                  --
   Chief Financial            2000       $156,250            $86,250               --         105,000                  --
   Officer                    1999       $135,000            $33,750               --              --                  --

- ----------------------
(1) The Company's bonus compensation is based on a calendar year schedule. Accordingly, bonus amounts are included with respect to the fiscal year in which they were actually paid.

     The following table sets forth the number of shares acquired by the Named Executive Officers upon options exercised during Fiscal Year 2001 and the value thereof, together with the number of exercisable and unexercisable options held by the Named Executive Officers on September 30, 2001 and the aggregate gains that would have been realized had these options been exercised on September 30, 2001, even though such options had not been exercised by the Named Executive Officers. No options were granted to the Named Executive Officers in Fiscal Year 2001.




                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001
                           AND YEAR-END OPTION VALUES


                                                Shares
                                             Acquired on             Value
            Name                               Exercise             Realized
- -----------------------------               ---------------     ----------------

Reuben F. Richards, Jr.                              --                    --
Richard A. Stall                                 65,000           $ 2,849,626
Hong Q. Hou                                      17,075           $   537,014
Robert P. Bryan                                  53,302           $ 1,421,031
Thomas G. Werthan                                21,000           $   865,500


                                                Total Number of                       Value of Unexercised
                                             Unexercised Options at                   In-the-Money Options
                                             September 30, 2001(1)                  at September 30, 2001(2)
                                      -------------------------------------    ------------------------------------
            Name                      Exercisable         Unexercisable        Exercisable         Unexercisable
- -----------------------------         ---------------     -----------------    ---------------     ----------------

Reuben F. Richards, Jr.                   223,824                10,000            $698,040             $      0
Richard A. Stall                          207,344                22,424            $353,353             $ 42,897
Hong Q. Hou                                94,925               104,000            $211,914             $214,800
Robert P. Bryan                            15,000                10,000            $      0             $      0
Thomas G. Werthan                         210,860                32,010            $493,745             $ 34,635


- --------------------
(1) This represents the total number of shares subject to stock options held by the named executives at September 30, 2001. These options were granted on various dates during the fiscal years 1995 through 2001.

(2) These amounts represent the difference between the exercise price of the stock options and the closing price of the Common Stock on September 30, 2001, for all the in-the-money options held by each named executive. The in-the-money stock option exercise prices range from $1.515 to $8.50. These stock options were granted at the fair market value of the Common Stock on the grant date.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee recommends compensation arrangements for the Company's executive officers and administers the Company's 1995 Incentive and Non-Statutory Stock Option Plan and the 2000 Stock Option Plan. The Compensation Committee also administers the MicroOptical Devices, Inc. 1996 Stock Option Plan. The Company's compensation program is designed, with the advice of independent consultants, to be competitive with companies similar in structure and business to the Company.

     The Company's executive compensation program is structured to help the Company achieve its business objectives by:

     * setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

     *    designing   equity-related  and  other   performance-based   incentive
          compensation programs to align the interests of management with the ongoing interests of shareholders;

     * providing incentive compensation that varies directly with both Company financial performance and individual contributions to that performance; and

     * linking compensation to elements that affect short- and long-term stock price performance.

     The Company has used a combination of salary and incentive compensation, including cash bonuses and equity-based incentives to achieve its compensation goals.


                       COMPENSATION OF EXECUTIVE OFFICERS

SALARY

     The salary levels of the Company's executive officers including the Chief Executive Officer, are intended to reflect the duties and level of responsibilities inherent in each position. Comparison of the salaries paid by other companies in similar industries are considered in establishing the salary level for each position. The particular qualifications of the individual holding the position, relevant experience and the importance to the Company of the individual's expected contribution are also considered in establishing salaries.

     In general, compensation payments in excess of $1.0 million to any of the executive officers are subject to a limitation on deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. The deduction limit does not apply to performance based compensation that satisfies certain requirements. The Compensation Committee has not yet determined a policy with regard to Section 162(m); however, no officer of the Company is expected to earn compensation in excess of $1.0 million in fiscal year 2002.


PERFORMANCE AND INCENTIVE COMPENSATION

     Arrangements for bonus compensation for the Company's executive officers are negotiated individually with each executive officer. Bonus compensation arrangements take various forms, but generally are based on factors such as the Company's financial performance, operating performance and individual performance.

EQUITY-RELATED INCENTIVES

     The Company's primary method of compensating senior executives has been through the grant of stock options granted at the commencement of their employment agreements. Stock options grants to executive officers are generally long-term and usually vest over a three- to five-year period. The Company has favored stock options as a way of aligning management's interests with the long-term interests of the Company's shareholders and inducing executives to remain with the Company on a long-term basis. Individual option grants have been based on the performance and level of responsibility of the optionee.


                                                    Compensation Committee:

                                                    Thomas J. Russell
                                                    Charles Scott
                                                    Hugh H. Fenwick

                             STOCK PERFORMANCE GRAPH

     The following graph and table compares the cumulative total shareholders' return on the Company's Common Stock from the initial public offering date through September 30, 2001 with the cumulative total return on the Nasdaq Stock Market Index and the Nasdaq Electronic Components Stocks Index (SIC Code 3674). The comparison assumes $100 was invested on March 6, 1997 in the Company's Common Stock. The Company did not declare, nor did it pay any dividends during the comparison period. Notwithstanding any statement to the contrary in any of the Company's previous or future fillings with the Commission, the graph and table shall not be incorporated by reference into any such fillings.

                COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN*
                           AMONG EMCORE CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ ELECTRONIC COMPONENTS INDEX



[GRAPH]





*$100 INVESTED ON 3/6/97 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING SEPTEMBER 30.

                                                                               Cumulative Total Return
                                              ------------------------------------------------------------------------------------
                                               3/6/97     3/97    6/97    9/97    12/97    3/98    6/98     9/98   12/98     3/99


EMCORE CORPORATION                             100.00   107.88  163.03  181.82   189.09  151.52   96.97    75.76  169.70   136.36
NASDAQ STOCK MARKET (U.S.)                     100.00    92.98  110.01  128.62   120.41  140.93  144.80   130.65  169.77   190.39
NASDAQ ELECTRONIC COMPONENTS                   100.00    94.49  101.02  131.13    98.30  108.17  100.04   104.39  151.86   156.06



                                                                               Cumulative Total Return
                                              ------------------------------------------------------------------------------------
                                                 6/99     9/99   12/99    3/00     6/00    9/00   12/00     3/01    6/01     9/01



EMCORE CORPORATION                             195.15   134.55  329.70 1115.76  1163.64  806.36  911.52   486.07  596.36   166.01
NASDAQ STOCK MARKET (U.S.)                     208.28   213.46  315.50  354.20   307.98  283.40  189.77   141.65  166.95   115.84
NASDAQ ELECTRONIC COMPONENTS                   177.77   212.17  282.41  452.53   443.31  373.14  232.09   141.60  163.07   105.03



PROPOSAL II:  APPOINTMENT OF INDEPENDENT AUDITORS

APPOINTMENT OF AUDITORS

     Deloitte & Touche LLP, independent certified public accountants, audited the financial statements of EMCORE Corporation for the fiscal year ending September 30, 2001. The Audit Committee and the Board of Directors have selected Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending September 30, 2002. The ratification of the appointment of Deloitte & Touche LLP will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. If the foregoing appointment of Deloitte & Touche LLP is not ratified by shareholders, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the 2003 Annual Meeting of Shareholders will be subject to the approval of shareholders at that meeting.

     Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                                     GENERAL

OTHER MATTERS

     The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 2003 Annual Meeting of Shareholders must be received by the Company no later than October 27, 2002. Proposals may be mailed to the Company, to the attention of Howard W. Brodie, Secretary, 145 Belmont Drive, Somerset, New Jersey 08873.

                       By Order of the Board of Directors

                       /s/ Howard W. Brodie
                       ----------------------------------
                       Howard W. Brodie
                       Secretary

                 Please Detach and Mail in the Envelope Provided



- ----------------------------------------------------------------------------------------------------------------------------------

A  [X] Please mark
       your votes as
       in this example.

                  VOTE FOR
                all nominees
                listed at                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2
                right (except
                as marked to    VOTE WITHHELD
                the contrary      from all
                below)            nominees
1. ELECTION OF    [    ]           [    ]      Nominees:                   2. RATIFICATION  OF       FOR  AGAINST  ABSTAIN
   DIRECTORS                                                                  DELOITTE & TOUCHE,
                                                 Thomas J. Russell            LLP AS THE COMPANY'S   [  ]  [   ]    [   ]
                                                 Reuben F. Richards, Jr.      INDEPENDENT AUDITORS
                                                 John J. Hogan, Jr.

(Instruction:     To  withhold                                             3. Upon  such   other  business as  may properly
authority  for   an  individual                                                come  before   the   Annual  Meeting  or  any
nominee,  write  that nominee's                                                adjournment thereof.
name on the line provided below.)
                                                                               In   their   discretion,  the   proxies  are
___________________________________                                         authorized  to  vote  upon  such other business
                                                                            as   may  properly  come   before   the  Annual
                                                                            Meeting, and any adjournments  or postponements
                                                                            thereof.

                                                                               PLEASE  MARK, SIGN AND DATE  THIS PROXY CARD
                                                                            AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.
                                                                            NO  POSTAGE  NECESSARY  IF  MAILED  WITHIN  THE
                                                                            UNITED STATES.

                                                                               The undersigned  hereby acknowledges receipt
                                                                            of (i) the  Notice  of Annual Meeting, (ii) the
                                                                            Proxy Statement, and  (iii) the Company's  2001
                                                                            Annual Report to Shareholders.


Signature________________________________________ Signature____________________________________ Date____________________________
                                                                    (IF HELD JOINTLY)

NOTE:  Please sign exactly as your name appears hereon and mail it promptly even  though you  now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If  a corporation,  please sign in  full  corporate name by  president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.
